Exhibit 99.2

Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

WALTER INDUSTRIES INCREASES SECOND QUARTER AND
FULL YEAR 2004 EARNINGS GUIDANCE

TAMPA, FLORIDA, June 23, 2004 – Walter Industries, Inc. (NYSE:WLT), announced today that it has increased earnings guidance for both the second quarter and full year 2004 by $0.10 per diluted share.

The Company’s prior earnings guidance on a GAAP basis was a range of $0.00 to $0.05 per diluted share for the second quarter and $0.75 to $0.90 per diluted share for the full year 2004. Walter Industries’ new earnings guidance on a GAAP basis is a range of $0.10 to $0.15 per diluted share for the second quarter and $0.85 to $1.00 for the full year 2004.  This $0.10 per diluted share increase in guidance is primarily attributable to better than expected performance in the Natural Resources and Industrial segments of the Company.

“We are generating solid profitability within our Jim Walter Resources and U.S. Pipe businesses due to improved market and operating conditions,” said Don DeFosset, Chairman and Chief Executive Officer of Walter Industries, Inc.

For reference purposes, the Company’s prior earnings guidance, which was presented on a non-GAAP basis, was a range of $0.07 to $0.12 per diluted share for the second quarter and $0.85 to $1.00 per diluted share for the full year 2004.  This prior non-GAAP guidance excluded special charges of $0.07 per diluted share in the second quarter and $0.10 per diluted share for the full year.  The special charges relate to the previously disclosed sale of Vestal Manufacturing, payoff of the remaining bank term loan, and the Mine No. 5 closure.  Going forward, all of the Company’s future earnings guidance will be presented solely on a GAAP basis.

Walter Industries, Inc. is a diversified company with revenues of approximately $1.3 billion.  The Company is a leader in homebuilding, home financing, water transmission products and natural resources.  Based in Tampa, Florida, the Company employs approximately 5,400 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President - Financial Services, at (813) 871-4404.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include, among others, changes in customers’ demand for the Company’s products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs in the Company’s mining operations, changes in customer orders, pricing actions by the Company’s competitors, the collection of $16.2 million of receivables associated with working capital adjustments arising from the sales of certain subsidiaries in 2003, potential changes in the mortgage backed capital market, and general changes in economic conditions.  Risks associated with forward-looking statements are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

Non-GAAP Measurements.  The Company has provided non-GAAP measurements as a way to help investors better understand its earnings and enhance comparisons of the Company’s earnings between periods. Among other things, the Company’s management uses these earnings results, excluding items affecting comparability, to evaluate the performance of its businesses. There are inherent limitations in the use of earnings, excluding items affecting comparability, because the Company’s actual results do include the impact of these items. These non-GAAP measures are intended only as a supplement to the comparable GAAP measures and the company compensates for the limitations inherent in the use of non-GAAP measures by using GAAP measures in conjunction with these non-GAAP measures. As a result, investors should consider these non-GAAP measures in addition to, and not in substitution for, or as superior to, measures of financial performance prepared in accordance with GAAP.

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